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                                                                   EXHIBIT 10.10

                                THE PHOENIX TOWER
                              OFFICE BUILDING LEASE

HOMART DEVELOPMENT CO. (with its successors, called "Landlord") and UNITED SAVINGS ASSOCIATION OF TEXAS FSB (with its successors, called "Tenant"), in consideration of their mutual covenants and agreements in this Lease, agree as follows, all as of April 1, 1989.

1.       SUMMARY AND DEFINITIONS. The following definitions apply in this Lease:

         (a) Term: Ten (10) years, beginning on April 1, 1989 ("Commencement Date") and ending on March 31, 1999 ("Termination Date").

         (b) Base Rent: During the first five (5) years of the Term (April 1, 1989 through March 31, 1994), the Base Rent shall be $1,619,310.00 per annum ($11.00 per square foot per annum) payable in equal monthly installments of $134,942.50. During the second five (5) years of the Term (April 1, 1994 to March 31, 1999), the Base Rent shall be $2,649,780.00 per annum ($18.00 per square foot per annum) payable in equal monthly installments of $220,815.00.

         (c) Permitted Use: General office purposes.

         (d) Exhibits and Riders: Exhibits A, B, C, D, and E and Riders 1, 2, 3, 4, 5, 6, 7 and 8, attached hereto, all a part of this Lease.

         (e) Premises: The space on floors 14, 16, 17, 18, 19 and 20 of the Building shown as Premises on Exhibit A. Premises does not include any mechanical, electrical, telephone and similar rooms which service the Building; janitor closets; elevator, pipe, and other vertical shafts and ducts; flues; stairwells (except any stairwells exclusively serving the Premises); area above acoustical ceiling; and areas not shown on Exhibit A as part of the Premises. The rentable area of the Premises is stipulated to be 147,210 square feet. If additional space is subsequently added to the Premises, the rentable area of the Premises will be calculated as described in Rider 6 to this Lease.

         (f) Building: The office tower known as The Phoenix Tower, at 3200 Southwest Freeway, Houston, Texas, with a stipulated total rentable area of 618,578 square feet; together with the land described in Exhibit B, on which said building is situated, and with the building(s), parking facilities, and all other structures, improvements, fixtures and appurtenances from time to time on, appurtenant to or servicing that land and the building.

         (g) Security Deposit: None.

         (h) Parking Area: Space for the parking of 540 vehicles, all as provided in Exhibit E to this Lease.

         (i) Brokers: Coldwell Banker Commercial Real Estate Services as Landlord's broker, and H.S. Miller Co./Grubb & Ellis as Tenant's broker.

         (j) Tenant's Share: The rentable area of the Premises divided by 95% of the rentable area of the Building or the yearly average rentable area of the Building leased to tenants in the Building, whichever is greater, each measured in accordance with the standards published by the Building Owners and Managers Association International, publication ANSI Z65.1980 in the event of any material change thereto. Such change must be based on a physical change and not a change caused by remeasurement. Absent such change, the agreed-upon rentable areas of the Premises and the Building shall be as stated above, and Tenant's Share shall be 25.05%. For any year in which either of such areas materially changes, Tenant's Share and excess Operating Costs shall be based on the average rentable area during such year.

         (k) Excess Operating Costs: For any calendar year, the amount by which Operating Costs for that year exceed the 1989 Operating Costs. If the rentable
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area of the Building in that year differs from the rentable areas of the
Building in 1989, then the 1989 Operating Costs shall be appropriately adjusted. The Operating Costs for 1989 and all other years shall be subject to the provisions of Section 4(b)(v) of this Lease. On or before May 1, 1990, Landlord shall furnish to Tenant evidence indicating the appropriateness of the adjustment made pursuant to Section 4(b)(v).

         (l) Operating Costs: See Sections 4(b)(i) and (ii).

         (m) Additional Rent: See Section 4(b).

         (n) Employees: Employees, agents, partners, officers, licensees, invitees, contractors or guests.

         (o) Alterations: Alterations, improvements or additions (including fixtures) in or to the Premises.

         (p) Assignment: See Section 10.

         (q) Assignee: See Section 10.

         (r) Guarantor: Any Guarantor of the obligations to this Lease. There is no Guarantor of United Savings Association of Texas FSB's obligations under this Lease.

         (s) Mortgage: Any mortgage or deed of trust covering any part of the Building or any interest in Landlord.

         (t) Mortgagee: Any holder of a Mortgage.

         (u) Event of Default: See Section 22(a).

         (v) Affiliate: Any party, directly or indirectly, through one or more intermediaries controlled by, in control of or under common control with Tenant. The terms "control" and "controlled" shall mean either the direct or indirect ownership of thirty-three percent (33%) or more of such party.

         (w) Prevailing Market Rate: The rate at which a willing landlord and a willing tenant would agree to lease comparable space in the first class office buildings in the Greenway Plaza and Galleria areas of Houston, Texas, which rate shall take into account all economic and non-economic factors, including but not limited to: the credit-worthiness of such tenant, the quality and reputation of the management of the building, the amount of space the tenant then occupies, the amount of space being offered for lease, the location within the building of such offered space, the quality and finish of the offered space as it then exists or the finish allowance with which to improve the existing condition of the space, the age and quality of the building, lease term, scheduled or actual commencement date, add-on factor, availability of parking (but not the rate charged for same) and lease inducements such as name identification, rental abatement, moving expenses, and lease assumption allowances, if any. Landlord shall have the right to configure the rental rate in the manner it reasonably determines (e.g., base rent with rental abatement or construction allowances, etc...), provided that such rate is equivalent to the "Prevailing Market Rate".

2. DEMISE. Landlord leases the Premises to Tenant for the Term, and Tenant takes the same, all upon and subject to the terms and conditions of this Lease.

3. EXISTING PREMISES/NEW SPACE.

         (a) Existing Premises. Notwithstanding anything in this Lease to the contrary, it is understood that Tenant currently occupies floors 17, 18, 19 and 20 of the Premises (for purposes of this Section 3 only, the "Existing Premises"), that the Existing Premises is being accepted by Tenant in an AS IS condition and that this Lease and the terms and conditions contained in this Lease with respect to the Existing Premises shall commence as of April 1, 1989. Tenant represents

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and warrants to Landlord that the Existing Premises are suitable for Tenant's purposes; that the Building and every part of it, including the Existing Premises, is in good and satisfactory condition; and that Tenant waives any defects therein. Landlord represents and warrants to Tenant that it has no actual knowledge of any defects (excluding normal wear and tear) in the Existing Premises.

         (b) New Space. Notwithstanding anything in this Lease to the contrary, it is understood that: (i) floors 14 and 16 of the Premises (for purposes of this Section 3 only, the "New Space") are not currently occupied by Tenant, (ii) the New Space will be constructed in accordance with Exhibit C of this Lease,
(iii) this Lease and the terms and conditions of this Lease with respect to the New Space shall commence on the earlier to occur of: (A) July 24, 1989, unless deferred pursuant to Paragraph 6 of Exhibit C or (B) Tenant's occupancy of all or any part of the New Space (for purposes of this Section 3 only, the "New Space Commencement Date"), and (iv) the "Term" with respect to the New Space shall begin on the New Space Commencement Date and expire on the Termination Date.

         (c) Terms in Effect Prior to New Space Commencement Date. Notwithstanding anything in this Lease to the contrary, the following terms and conditions shall apply:

                  (i) Premises. Prior to the New Space Commencement Date, the term "Premises" shall mean only floors 17, 18, 19 and 20 of the Building as shown as Premises on Exhibit A attached hereto. Such area shall have an agreed rentable area of 98,582 square feet. On and after the New Space Commencement Date, the term "Premises" shall have the meaning assigned to it in Section 1(e).

                  (ii) Base Rent. Prior to the New Space Commencement Date, Base Rent shall be $1,084,402.00 per annum ($11.00 per square foot per annum) payable in equal monthly installments of $90,366.83. On and after the New Space Commencement Date, Base Rent shall be as set forth in Section 1(b). Notwithstanding the preceding sentence to the contrary, prior to July 24, 1989, if Tenant occupies part but not all of the New Space, the Base Rent shall be proportionally abated based on the percentage of rentable square feet of the New Space that is not occupied.

                  (iii) Parking Area. Prior to the New Space Commencement Date, 399 parking spaces shall be provided in connection with this Lease -- 374 unassigned spaces, 12 assigned spaces and 13 "Pool Car Spaces" (as defined in Exhibit E). On and after the New Space Commencement Date, the number of parking spaces provided in connection with this Lease and the compliment of unassigned, assigned and Pool Car Spaces shall be as set forth in Exhibit E.

                  (iv) Tenant's Share. Prior to the New Space Commencement Date, the Tenant's Share shall be 16.78%. On and after the New Space Commencement Date, Tenant's Share shall be as set forth in Section 1(j).

4. RENT. Tenant will pay the following to Landlord as rent, for the Term:

         (a) Base Rent. Base Rent, due in advance on the first day of each calendar month (prorated, for any partial month, based on a 30-day month).

         (b) Additional Rent. Tenant's Share of Excess Operating Costs for each calendar year. This amount ("Additional Rent") will be calculated as follows:

                  (i) "Operating Costs" as the term is used herein, shall consist of all reasonable operating costs and expenses of the Building which shall be computed on the accrual basis and shall consist of all expenditures to maintain all facilities in the operation of the Building. "Operating Costs" as used herein shall mean all expenses, costs and disbursements (but not replacements of capital investment items, except as set forth in Section 4(b)(ii)(A) below, or specific costs billed to specific tenants) of every kind and nature relating to or incurred or paid in connection with the ownership and operation of the Building, including, but not limited to, the following:

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                           (A) Reasonable wages and salaries of all persons
                  (exclusive of Landlord's executive personnel above the level of Building Manager) engaged in the operation, repair, replacement, maintenance and security of the Building, its common areas, including taxes, insurance and benefits relating thereto; provided, however, that if during the Term of this Lease the personnel are working on other projects being periodically developed or managed or operated by Landlord as well as the Building, their wages, salaries and related expenses shall be appropriately allocated among all such projects and only that portion of such expense reasonably allocable to this project shall be included herein.

                           (B) All supplies and materials used in the operation
                  and maintenance of the Building.

                           (C) Cost of all utilities for the Building, including
                  the cost of water and power for heating, lighting, air conditioning and ventilating (excluding those costs billed to specific tenants).

                           (D) Cost of maintenance and service agreements for
                  the Building and the equipment therein, including, but not limited to, security service, window cleaning, elevator maintenance and janitorial service.

                           (E) Cost of all insurance relating to the Building,
                  including, but not limited to, the cost of casualty insurance, rental abatement insurance and liability insurance applicable to the Building and Landlord's personal property used in connection therewith and located in the Building; provided, however, if such insurance is provided in the form of master policies, then only an equitable portion of the premiums therefore shall be included herein.

                           (F) All taxes and governmental charges, whether or
                  not directly paid by Landlord, whether federal, state, county or municipal, and whether they be by taxing districts or authorities presently taxing the Building or by others subsequently created or otherwise, and any other taxes and assessments attributable to the Building or its operation, excluding, however, federal and state taxes on income, death taxes, franchise taxes, transfer taxes or any taxes imposed or measured on or by the income of Landlord from the operation of the Building; provided, however, that if at any time during the Term of this Lease, the present method of taxation or assessment shall be so changed that the whole or any part of the taxes, assessments, levies, impositions or charges now levied, assessed or imposes on real estate and the improvements thereof shall be discontinued and as a substitute therefor, or in lieu of an addition thereto, taxes, assessments, levies, impositions or charges shall be levied, assessed and/or imposed wholly or partially as a capital levy or otherwise on the rents received from the Building or the rents reserved herein or any part thereof, then such substitute or additional taxes, assessments, levies, impositions or charges, to the extent so levied, assessed or imposed, shall be deemed to be included within Operating Costs to the extent that such substitute or additional tax would be payable if the Building were the only property of the Landlord subject to such tax. It is agreed that Tenant will be responsible for ad valorem taxes on its personal property and on the value of the leasehold improvements in the Premises to the extent that the same exceed Building standard allowances (and if the taxing authorities do not separately assess Tenant's leasehold improvements, Landlord may make a reasonable allocation of the ad valorem taxes assessed on the Building to give effect to this sentence).

                           (G) Cost of repairs and general maintenance
                  (excluding repairs and general maintenance paid by proceeds of insurance or by Tenant or third parties).

                           (H) A management fee incurred by Landlord for the
                  management of the Building. Prior to April 1, 1994, such fee shall not exceed three

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                  percent (3%) of all gross rentals of the Building. On and
                  after April 1, 1994 and continuing until March 31, 1999, such fee shall not exceed the lesser of: (i) similar fees charged in connection with the operation of buildings of like size, character and quality, or (ii) four percent (4%) of all gross rentals of the Building. On and after April 1, 1999, such fee shall not exceed similar fees charged in connection with the operation of buildings of like size, character and quality.

         No single item of the Operating Costs shall be included as an operating cost more than once, and once an item of the Operating Costs has been charged to Tenant, it shall not be charged to Tenant as another expense under any other provision of this Lease.

                  (ii) The following items shall not be included in or considered as "Operating Costs":

                           (A) The cost of any improvements, repairs,
                  alterations, additions, changes, replacements, equipment, tools and other items which under generally accepted accounting principles are required to be classified as capital expenditures, (whether incurred directly or through a lease or service contract or otherwise) other than amortization of the cost of capital (and the installation thereof) items which are reasonably expected to reduce operating costs for the benefit of all of the Building's tenants or which may be required by any governmental authority (all of such costs, including interest costs, shall be amortized over the reasonable life of the capital items, with a reasonable life and amortization schedule being determined by Landlord according to generally accepted accounting principles).

                           (B) Depreciation of the Building, and all equipment,
                  fixtures, improvements and facilities used in connection therewith, except as provided in (A) above.

                           (C) Advertising, promotional expenses, leasing
                  commissions, attorneys fees, costs and disbursements and other expenses incurred in connection with negotiations with tenants or prospective tenants or other occupants of the Building.

                           (D) Any property taxes, assessments, or other
                  governmental charges to the extent that Landlord is reimbursed for same by any tenant of the Building (excluding reimbursements paid through additional rent payments).

                           (E) The cost of repairs or other work occasioned by
                  any casualty which is covered by insurance, but only to the extent of the insurance proceeds received by Landlord net of deductibles and cost of adjustment.

                           (F) The cost of renovating or otherwise improving or
                  decorating, painting or redecorating space in the Building which is or normally would be occupied by tenants, except in connection with general maintenance of the Building.

                           (G) Landlord's costs of electricity and other
                  services sold or provided to tenants in the Building and for which Landlord is reimbursed by such tenants as a separate additional charge or rental over and above the base rent or additional rent payments payable under the lease with such tenant.

                           (H) Expenses incurred in connection with services or
                  other benefits which are nonbuilding standard but are provided to other tenants or occupants of the Building.

                           (I) Costs (including but not limited to penalties,
                  fines and associated legal expenses) incurred due to violation by Landlord of the

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                  terms and conditions of any lease or rental arrangement
                  covering space in the Building.

                           (J) Overhead and profit increment paid to
                  subsidiaries, partners or other affiliates of Landlord and salaries and associated costs of Landlord's employees for services on or to the Building, to the extent only that the cost of such services exceeds competitive costs of such services were they not so rendered by a subsidiary or other affiliate of Landlord.

                           (K) Any compensation paid to clerks, attendants or
                  other persons in commercial concessions operated by Landlord.

                           (L) All items and services for which tenants
                  reimburse Landlord, but only to the extent Landlord is reimbursed for same.

                           (M) The costs incurred related to maintaining
                  Landlord's existence, either as a corporation, partnership or other entity.

                           (N) The costs incurred in connection with correcting
                  defects in the construction of the Building or in the Building equipment (except that conditions resulting from ordinary wear and tear and use shall not be deemed defects for the purposes of this category).

                           (O) Interest on debt or amortization payments on any
                  mortgage or mortgages or rental payments under any ground or underlying leases (except to the extent that same may be made to pay insurance and taxes).

                           (P) Interest and penalties due to late payment of
                  taxes, utility bills and other such costs.

                           (Q) Salaries or other compensation paid to executive
                  employees of Landlord above the grade of building manager.

                           (R) The cost of any repairs occasioned by eminent
                  domain to the extent that such costs are reimbursed to Landlord by governmental authorities in eminent domain proceedings.

                           (S) The cost of any artwork such as sculpture or
                  paintings used to decorate the Building.

                           (T) Costs (including but not limited to penalties,
                  fines and associated legal expenses) incurred due to the violation by Landlord of any applicable federal, state and/or local governmental laws, codes and similar regulations that would not have been incurred but for such violations by Landlord.

                           (U) Costs (including but not limited to associated
                  legal expenses) incurred due to violation by any tenant of the terms and conditions of any lease or rental arrangement covering space in the Building (except to the extent that such costs are incurred in connection with non-monetary defaults, the cure of which is reasonably expected to benefit tenants in the Building; provided that Landlord has first used good faith efforts to recoup such costs from the defaulting tenant).

                  (iii) Landlord may require payments (on the first day of each month) which, by the end of each year, will total Landlord's estimate of Additional Rent for the year. By the following April 1, or as soon thereafter as practical, Landlord will furnish to Tenant a statement of Operating Costs and Additional Rent for such year together with the applicable information required by the form attached as Rider 7, and any amounts owing or overpaid on Additional Rent for that year shall within thirty (30) days be paid by Tenant to Landlord, or refunded or credited by Landlord to Tenant, as the case may be. If the Term commences on a day other than the first day of the month or calendar year, or terminates on a day other than the last day of the month or

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         calendar year, then Tenant shall be required to pay only a prorata portion of the installments and adjustments of rent due for such month or year. This obligation shall survive termination or expiration of this Lease.

                  (iv) Tenant shall have the right to call for an audit of the books and records relating to the operations of the Building to verify that any statement of Operating Costs and Additional Rent by Landlord is in compliance with Section 4 of this Lease. Such audit shall be conducted during normal business hours by a certified public accountant or accounting firm mutually acceptable to Landlord and Tenant, provided that Tenant and the persons conducting such audit execute a confidentiality statement provided by Landlord. Such confidentiality statement shall provide that neither Tenant or the persons conducting such audit shall reveal to anyone other than Landlord any of the following: the results of such audit or any information contained in the books and records reviewed in connection with such audit. Such audit shall be conducted at Tenant's sole cost and expense; provided, that in the event that such audit discloses errors in Landlord's statements in excess of three percent (3%) of Operating Costs, Landlord shall be responsible for the reasonable cost of such audit. The amount due from Tenant shall be appropriately adjusted pursuant to the results of such audit. Landlord shall have the right to challenge the results of any such audit.

                  (v) In the event the Building is less than ninety-five percent (95%) occupied during any year of the Term, an adjustment shall be made in computing certain components of the Operating Costs for such year as though the Building had been ninety-five percent (95%) occupied during the year and as though ninety-five percent (95%) of the rentable area of the Building had been provided with the Building services described in Section 5. Such "gross up" adjustment shall be made to components of the Operating Costs that fluctuate proportionally with the occupancy level of the Building. The following components of the Operating Costs shall be conclusively deemed to fluctuate proportionally with the occupancy level of the Building: janitorial services, janitorial supplies, trash hauling, building maintenance, utilities (including without limitation, water, sewer and electricity). The following components of the Operating Costs shall be conclusively deemed not to fluctuate proportionally with the occupancy level of the Building: property taxes and assessments, amortized capital improvement costs, insurance and insurance premiums, pest control, landscaping services, security services, and costs associated with the operation or maintenance of the parking area. As to all other components of the Operating Costs, Landlord shall be entitled to include any or all of them in the "gross up" adjustment if the Landlord reasonably determines that such inclusion is appropriate based on the relationship of such component to the occupancy level of the Building.

5. SERVICES PROVIDED BY LANDLORD.

         (a) Services Provided. Landlord will furnish for the occupied portion of the Premises the following services, all at Landlord's costs and expense except as stated in this Lease:

                  (i) Air conditioning (heating or cooling as required by the seasons) Monday-Friday from 7:00 a.m. to 6:00 p.m., and on Saturdays from 7:00 a.m. to 1:00 p.m. (except on holidays), in temperatures and amounts which, in Landlord's reasonable judgment, are reasonably required for comfortable occupancy under normal business operations. (If Tenant requires air conditioning during other hours, Landlord will furnish the same for the areas specified in a written request of Tenant delivered to the Building manager before noon on the preceding business day. The charge for such service, prior to April 1, 1994, shall be $35.00 per hour per air handler. The charge for such service on and after April 1, 1994 and continuing until March 31, 1999, shall be determined by Landlord from time to time based upon, but not to exceed, Landlord's cost to provide such service. Tenant shall pay Landlord upon receipt of Landlord's invoice for such service. HVAC to the Premises shall be supplied on a seasonal basis in accordance with the schedule attached as

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         Rider No. 4 to this Lease, subject to normal tolerances from design conditions.);

                  (ii) Toilet facilities, water for lavatory and toilet purposes, cold water for drinking and hot water (at prevailing temperatures prescribed by applicable law) for lavatory purposes, all at points of supply provided for general use of tenants in the Building through fixtures installed by Landlord or by Tenant with Landlord's consent;

                  (iii) Janitor service to the Premises on business days and other cleaning services as Landlord determines to be reasonably required and in accordance with the schedule attached as Rider No. 5 to this Lease;

                  (iv) The full complement of passenger elevators for access to and from the floor(s) on which the Premises are located (Landlord may limit the number of elevators operating outside normal business hours or during the periods of testing and repair, subject to the provisions of Section 5(b)) and freight elevator service only when scheduled through the manager of the Building;

                  (v) Electric lighting for all public areas and special service areas of the Building as Landlord determines to be reasonable and standard (but not less than that which is currently provided), including replacement of Building standard light bulbs and tubes;

                  (vi) Equipment and personnel to limit access to the Building after normal business hours. (However, Landlord shall have no responsibility to prevent, and shall not be liable to Tenant for, and shall be indemnified by Tenant against, liability or loss to Tenant and Tenant's Employees arising out of losses due to theft, burglary, or damage or injury to persons or property caused by persons gaining access to the Building or the Premises and Tenant hereby releases Landlord from all liability relating thereto.); and

                  (vii) Continuous electrical service to the Premises (except during periods of repair and testing, subject to the provisions of
         Section 5(b)), including providing and installing all Building standard replacement lighting tubes and bulbs. If Tenant uses more electrical power than Landlord considers reasonable or normal for office use, Tenant will pay Landlord on a monthly basis the cost of such excess power consumed by Tenant which cost shall not exceed the amount charged to Landlord for same by the utility supplying electricity. Consumption will be determined, at Landlord's election, either (A) by a survey performed by a reputable consultant selected by Landlord, or (B) through a separate meter or submeter installed, maintained and read by Landlord at Tenant's cost. For Section 5(a)(vii) only, "month" and "monthly" mean any billing period used by the utility supplying electricity. All installations of electrical fixtures, appliances and equipment within the Premises shall be subject to Landlord's approval. Such approval shall not be unreasonably withheld unless such installations may affect the electrical, mechanical or plumbing systems of the Building or the structural components of the Building. If such installations affect the temperature or humidity otherwise maintained, Landlord may at Tenant's cost install supplemental air conditioning units (which costs shall include the additional electrical consumptions of such units and costs associated with the removal of any additional heat load). Tenant's use of electricity will never exceed Tenant's share of the capacity of existing feeders to the Building or of the risers, wiring installations and transformers serving the floors containing the Premises. The design capacity allocated to Tenant shall be 4.3 watts per rentable square foot (demand) of riser and floor panel electrical capacity averaged over the floor being serviced, with an approximate 1.5 watts and 2.8 watts split between power and lighting. Any risers or wiring necessary to meet Tenant's electrical requirements in excess of such design capacity will be installed by Landlord on Tenant's written request, at Tenant's sole cost and expense (to be paid in advance), only if in Landlord's sole belief they are necessary and will not cause damage to the Building or a dangerous condition, or entail excessive or unreasonable alterations, repairs or expense or disturb other occupants.

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         (b) Landlord's Obligations. Landlord's obligation to furnish service is subject to the rules and regulations of applicable utilities and of any governmental authority. Landlord does not warrant that the services provided for in Section 5 will be free from any irregularity or stoppage. Landlord shall use due diligence to correct the same, but no such condition or event will create any; liability for Landlord, or constitute an eviction, actual or constructive, of Tenant, or cause any abatement of the rent payable under this Lease or relieve Tenant from any of its obligations under this Lease.

         (c) Abatement of Rent. Notwithstanding anything contained in Section 5 of this Lease to the contrary, in the event of a failure of Landlord to provide any of the services described in Section 5 of this Lease, which failure (i) is the result of conditions within Landlord's control, (ii) renders the Premises untenantable (i.e. Tenant cannot reasonably conduct its business therein), and
(iii) continues for more than five (5) consecutive business days after notice to Landlord, then until such services are restored or the Premises are otherwise rendered tenantable again, all rentals under this Lease shall (a) abate in the event the entire Premises is affected or (b) be reduced proportionally based upon to the portion of the rentable area of the Premises affected as compared to the rentable area of the entire Premises. For purposes of this paragraph only, it is agreed that a sustained, severe and substantial variation from the HVAC design conditions set forth in Rider No. 4 may unreasonably interfere with the conduct of Tenant's business.

6. SIGNAGE. In addition to the signage rights granted to Tenant which are described in Rider No. 6, as long as Tenant occupies the Premises, Tenant shall have the right to listings on the computerized Building directory located in the ninth floor sky lobby of the Building, the number of which shall not exceed one line per 3,000 rentable square feet of the Premises.

7. USE OF PREMISES.

         (a) Permitted Use. Tenant will use and occupy the Premises only for the Permitted Use, using and maintaining them in a clean, careful, safe, sanitary and proper manner. Subject to the provisions of Section 7(c), Tenant may maintain in the Premises (for use solely by Tenant and its Employees): lunch rooms (including vending machines), cafeterias, coffee bars, lounges, kitchens for the foregoing (provided that the foregoing eating facilities are not used for commercial purposes), computer equipment, and any other facility or equipment useful in the normal conduct of Tenant's business which is not inconsistent with use of the Premises as a business office.

         (b) Liability for Misuse. Subject to the provisions of Section 14, Tenant will pay for any damage (excluding normal wear and tear) to the Premises or to any other part of the Building caused by any negligence or willful act or any misuse or abuse by Tenant or any of its Employees (excluding invitees and guests).

         (c) Limitation on Use. Tenant will not cause anywhere in the Building, or permit in the Premises: (i) any activity or thing contrary to applicable law, ordinance, regulation or insurance regulation (however, Tenant shall not be required hereby to make any alteration or addition to the Building or to any building standard leasehold improvements in the Premises unless such is required because of Tenant's use of the Premises); or which is in any way immoral or extra hazardous or could jeopardize the coverage of normal insurance policies or increase their cost; (ii) waste or nuisance, defacing or injury of the Building, or any activity causing odors perceptible outside the Premises; (iii) retail sales, purchases or gifts of any merchandise, or storage therefor; (iv) cooking or heating food (except in microwave ovens approved by Underwriters Laboratories for residential use and used solely for Tenant's Employees); or (v) overloading of the floors or the structural or mechanical systems of the Building. Tenant will conduct its business and occupy the Premises and shall not create any nuisance or interfere with, annoy, or disturb any other tenants in the Building or the Landlord in its management thereof, and shall not injure the reputation of the

Building. Tenant shall not erect or place any item (including but not limited to signs) in, upon, or visible from the exterior or the common areas of the Building.

         (d) Excluded Uses. No portion of the Premises hall be used for (i) a travel agency or (ii) the retail or discount sale of stocks or bonds if such activities constitute fifteen percent (15%) or more of the revenue generated by the business activities conducted in the Premises.

         (e) Exclusive Use. Landlord covenants that all other leases for space in the Building that are executed after the date hereof shall prohibit the use of any portion of said leased premises for a savings and loan association, federal or state chartered lending institution, national or state banking institution or federal savings bank. Notwithstanding the preceding sentence to the contrary, leases executed with Centeq Investments Company, Pacific First Mortgage Corporation, Principal Mutual Life Insurance Co. or Sears Mortgage Corporation, or any of the successors thereto or affiliates thereof, shall be exceptions to the preceding sentence. This covenant and the restrictions imposed pursuant hereto shall become null and void on the date on which any substantial portion of the Premises is no longer occupied by United Savings Association of Texas FSB or by an Assignee operating a savings and loan association, federal or state chartered lending institution, national or state banking institution or federal savings bank in the Premises.

8. ALTERATIONS, REPAIR AND MAINTENANCE.

         (a) Tenant's Maintenance Obligations. Tenant will maintain the Premises in good and usable condition, normal wear and tear excepted, and promptly make, at its expense, all necessary non-structural repairs and replacements to the Premises and perform and pay for the operation, maintenance and repair of fixtures and of supplemental air conditioning units. Tenant will immediately pay the cost of repair and replacement due to damage or injury to the Building by Tenant or its Employees (excluding invitees or guests).

         (b) Approval of Tenant Alterations. Tenant will not make or permit Alterations without Landlord's prior written consent. Such consent shall not be unreasonably withheld unless the structural components or the mechanical, electrical or plumbing systems of the Building may be affected by such Alterations.

         (c) Tenant Alterations. Alterations will be performed, if Landlord elects, by Landlord or a contractor designated by Landlord, at Tenant's cost and expense. If the Alterations are estimated to cost in excess of $100,000.00, Landlord shall solicit competitive bids from three (3) contractors, two (2) selected by Tenant and approved by Landlord and one (1) selected by Landlord. All Alterations will immediately be Landlord's property and a part of the Building without compensation to Tenant but subject to Tenant's rights hereunder, and Tenant will promptly notify Landlord of the value thereof for insurance purposes. Subject to the provisions of Section 12, Tenant will hold Landlord and its Employees forever harmless against any and all claims, expenses (including taxes) and liabilities of every kind which may arise out of or in any way be connected with any work performed by or on behalf of Tenant. Alterations, repairs and replacements by Tenant shall be in accordance with all applicable laws, rules and ordinances and the requirements of any insurance carrier, and be of a quality and class at least equal to the original work, performed in a good and workmanlike manner with good grades of materials. Landlord shall have the opportunity to inspect this work.

         (d) Landlord's Obligations. Landlord shall maintain and promptly repair the structural components of the Building, common area improvements and the mechanical, electrical and plumbing systems of the Building. Landlord shall perform routine inspections of the Building to determine what repairs, if any, are needed.

9. LIENS PROHIBITED. Tenant will not permit any lien on any part of the Building allegedly resulting from any work or materials furnished or obligations incurred by or for Tenant. If any such lien is filed, Tenant will promptly (i) discharge any such lien of record or (ii) if such lien is filed in connection with a disputed matter, Tenant may instead procure and maintain a bond around such lien to Landlord's satisfaction. Tenant agrees to indemnify Landlord for any damages or costs sustained by Landlord which are caused by the existence of any such lien placed on any part of the Building by, through, or under Tenant. Neither this Lease nor any request or consent of Landlord to the labor, materials or obligations, is a consent to such a lien.

10. ASSIGNMENT; SUBLETTING. Except as expressly permitted hereby, Tenant may not assign, transfer, or encumber this Lease or any estate or interest therein, or permit the same to occur, or sublet or grant any right of occupancy for any part of the Premises, or permit such occupancy by any parties other than Tenant and its Employees. (The foregoing, and any changes in the terms thereof, are collectively called an "Assignment", and the other party thereto the "Assignee".) Any prohibited Assignment is voidable by Landlord.

         (a) Conditions of Assignment. Landlord's consent to an Assignment shall not be unreasonably withheld, but shall be effective only if in writing. An Assignment will be approved by Landlord if:

                 (i) The proposed Assignee is a respectable creditworthy party and Tenant shall have provided Landlord with proof thereof. Whether or not a proposed Assignee is "creditworthy" shall be based upon an analysis which examines the proposed Assignee's (A) ability to perform under this Lease, (B) history of paying its debts as they become due, and (C) prospective ability to pay its debts as they become due.

                 (ii) The nature and character of the proposed Assignee, its business and activities and intended use of the Premises are in Landlord's reasonable judgment (A) consistent with the standards of the Building and the floor or floors on which the Premises are located, and
         (B) do not violate any exclusive use provision or provision restricting permissible types of occupants under any then existing leases.

                 (iii) The form and substance of the proposed sublease or instrument of assignment is acceptable to Landlord (which acceptance by Landlord shall not be unreasonably withheld) and is expressly subject to all of the terms and provisions of this Lease and to any matters to which this Lease is subject.

                 (iv) The proposed occupancy would not increase the office cleaning requirements or impose an extra burden upon the services to be supplied by Landlord to Tenant hereunder.

Consent by Landlord to any Assignment shall not be a waiver of Landlord's rights as to any subsequent Assignments. Any approved sublease shall be expressly subject to the terms and conditions of this Lease. In the event of any Assignment, the assigning Tenant and any Guarantor will remain fully responsible and liable for all of Tenant's obligations under this Lease, and the Assignee will automatically be jointly and severally liable to the extent of the Assigned portion of the Premises. Upon an Event of Default, as hereinafter defined, while an Assignment is in effect, Landlord may collect directly from the Assignee all sums becoming due to Tenant under the Assignment and apply this amount against any sums due Landlord by Tenant, and Tenant authorizes and directs any Assignee to make payments directly to Landlord upon notice from Landlord. No direct collection by Landlord from any Assignee shall constitute a novation or release of Tenant or any Guarantor, a consent to the Assignment or a waiver of the covenant prohibiting Assignments.

         (b) Assignments to Affiliates Permitted. Tenant shall have the right to assign the Lease or may sublet the Premises or any part thereof if such Assignment is to an Affiliate of the Tenant. Tenant shall provide the Landlord a copy of the Assignment on or before the commencement date thereof.

         (c) Request to Assign or Sublet. With any request for consent to an Assignment, Tenant will submit a copy of the Assignment to Landlord and notify

Landlord of the proposed commencement date of the Assignment, the name of the proposed Assignee (accompanied by evidence of the nature, character, and financial condition of Assignee and its business), and all terms and conditions (including rental) of or relating to the Assignment.

         (d) Excess Rent. With respect to an Assignment of all or any part of the initial Premises or any additional Premises that Tenant builds out and occupies for a period of not less than one year, if the consideration Tenant receives for such Assignment exceeds the rent payable under this Lease for the same period and portion of the Premises, the "Profit"shall be immediately due and payable by Tenant to Landlord as additional rent under this Lease. The term "Profit" when utilized in this Section 10(d) shall mean the difference between
(i) any and all rentals received pursuant to any Assignment together with other consideration paid or to be paid by an Assignee, and (ii) reasonable brokerage commissions and construction costs incurred as a result of the Assignment which generates the consideration specified in (i) above; provided that such amounts are actually paid by Tenant, all of which shall be evidenced by cancelled checks and invoices for same. With respect to an Assignment of all or any part of any additional Premises that Tenant has not built out and occupied for a period of one year or more, if the consideration Tenant receives for such Assignment exceeds the rent payable under this Lease for the same period and portion of the Premises, all of the excess shall be immediately due and payable by Tenant to Landlord as additional rent under this Lease.

         (e) Change of Control. Tenant will notify Landlord of any change in control of Tenant or any Guarantor, or any sale of more than half its assets outside the ordinary course of business. Concurrently, Tenant will submit current financial statements; provided, however, that so long as Tenant is a savings and loan association, Tenant shall only be required to submit the most current public financial statements.

         (f) Conveyance by Landlord. Landlord may transfer, assign and convey any part of or interest in the Building or any of its rights under this Lease. If Landlord assigns its rights under this Lease, no further liability or obligation shall thereafter accrue against Landlord under this Lease, and Tenant will attorn and look solely to Landlord's successor in interest for performance of this Lease.

11. LANDLORD'S LIABILITY. Tenant will protect its property and Employees, and insure the same, to its own satisfaction, and accordingly waives any claim against Landlord, its affiliates and managing agent and their respective Employees for loss or damage to any property, injury to any person, or injury to Tenant's business from any cause. This waiver shall not apply in the event of claims attributable to the willful misconduct, negligence or gross negligence of Landlord, except for the following type of loss: (i) damage to any property other than normal office furniture, fixtures, computers and other equipment and
(ii) incidental or consequential damages including business loss. Subject to the foregoing, Tenant for itself and its Employees, assumes all risk of damage to property, proximate or remote; all personal property on the Premises is at Tenant's risk only, and Landlord shall not be liable for any damage to or theft of such property.

12. INDEMNIFICATION.

         (a) Tenant's Indemnification. Tenant will indemnify and hold and save Landlord, its affiliates and managing agent and their respective Employees harmless from all fines, suits, losses, costs, expenses, liabilities, claims, demands, actions, damages and judgments (for purposes of this Section 12 only, "Liabilities") suffered by, recovered from or asserted against the indemnitee, of every kind and character brought by third parties, resulting from any breach, violation or nonperformance by Tenant of any provision of this Lease; or from injury or damage to person or property incident to, arising out of, or caused (approximately or remotely, in whole or part) by any act, omission, negligence or misconduct by; Tenant or its Employees (excluding invitees and guests), or in any other way from their occupancy or use of the Premises. Tenant agrees that the indemnity contained herein shall not be applicable if the Liabilities suffered are caused in whole or in part by the negligence of Landlord or its Employees except for the following type of loss: (i) damage to property other than normal office furnishings, fixtures, computers and other equipment, and (ii) incidental or consequential damages and to business loss. If any such proceeding is brought against Landlord or its Employees, Tenant will retain counsel reasonably satisfactory to Landlord to defend Landlord or its Employees (as the case may be) at Tenant's sole cost and expense. All such costs and expenses, including reasonable attorneys' fees and court costs, shall be a demand obligation owing by Tenant to Landlord. Tenant's obligations under this Section shall survive the termination or expiration of this Lease, but shall be subject to Section 14 of this Lease.

         (b) Landlord's Indemnification. Landlord will indemnify and hold and save Tenant harmless from all liabilities suffered by, recovered from or asserted against Tenant, of every kind and character for injury or damage to person or normal office property incident to, arising out of, or caused (proximately or remotely, in whole or part) by any act, omission, negligence or misconduct by Landlord or its Employees (excluding invitees and guests). This indemnity shall not apply to the following type of loss: (i) damage to property other than normal office furnishings, fixtures, computers and other equipment, and (ii) incidental or consequential damages and to business loss. If any such proceeding is brought against Tenant, Landlord will retain counsel reasonably satisfactory to Tenant to defend Tenant at Landlord's sole cost and expense. All such costs and expenses, including reasonable attorneys' fees and court costs, shall be a demand obligation owing by Landlord to Tenant. Landlord's obligations under this Section 12(b) shall survive the termination or expiration of this Lease. The rights of Tenant under this Section 12(b) shall not be waived by
Section 11 of this Lease, but shall be subject to Section 14 of this Lease.

13. INSURANCE.

         (a) Tenant's Insurance Requirements. Tenant will maintain as a minimum the following insurance during the entire Term:

                 (i) comprehensive general liability insurance with combined single limits not less than $2,000,000, for personal injury or death and property damage occurring in or about or related to the use of the Premises.

                 (ii) "all risk" insurance for the full replacement cost of all Tenant's property on the Premises and all fixtures. Unless this Lease is terminated upon damage or destruction, the proceeds of such insurance will be used to restore the foregoing.

         All policies required hereunder will be issued by carriers rated A VI or better by the then current Best's Key Rating Guide and authorized to do business in the State of Texas. The policies shall name Landlord as an additional insured, with primary coverage non-contributing to any insurance Landlord may carry, and shall provide that coverage cannot be cancelled or materially changed except upon 30 days prior written notice to Landlord. Tenant shall furnish Landlord promptly on request with certificates of insurance evidencing the required coverage. Notwithstanding the foregoing provisions of
Section 13(a), so long as United Savings Association of Texas FSB is the Tenant pursuant to this Lease (and thereafter if approved by Landlord), United Savings Association of Texas FSB shall be entitled at its option to self insure against $1,000,000.00 of casualties required to be covered by insurance as set out in
Section 13(a)(ii), provided that Tenant notifies Landlord of its election to do so, and in such event Tenant shall be deemed to have taken out such insurance coverage and this Lease shall be construed accordingly.

         (b) Landlord's Insurance Requirements. Landlord will maintain as a minimum the following insurance during the entire Term:

                 (i) comprehensive general liability insurance with combined single limits not less than $2,000,000.00, for personal injury or death and property damage occurring in or about or related to the use of the common areas of the Building.

                 (ii) "all risk" insurance for 80% of the full replacement cost of the improvements located on the property described in Exhibit "B".

         Landlord reserves the right to self insure against the casualties required to be covered by Section 13(b)(ii) as long as Landlord has a net worth of $100,000,000.00.

14. NO SUBROGATION OR RECOVERY. If either party suffers a loss of or damage to property in the Premises, in the Building, or related to this Lease, which is covered by valid insurance policies (or would be covered by policies which are required hereunder or which would be required but for any specific provisions for self-insurance), that party waives any claim by way of subrogation or direct recovery therefor which it may have against the other party or its Employees (excluding contractors), regardless of whether negligence or fault of the latter party or its Employees (excluding contractors) may have caused the loss or damage. Each party will have its appropriate insurance policies properly endorsed, if necessary, to prevent any invalidation of insurance coverage required hereunder due to these mutual waivers.

15. FIRE AND CASUALTY. If the Premises or any part thereof is damaged by fire or other casualty, Tenant will promptly notify Landlord.

         (a) Cancellation of Lease; Restoration of Building. If the Building or the Premises is damaged by fire or other casualty to the extent that substantial alteration or reconstruction is required in Landlord's sole opinion, or if any Mortgagee requires that the insurance proceeds payable as a result of the fire or other casualty be applied against the mortgage debt, Landlord may terminate this Lease by notifying Tenant within sixty (60) days after the later of the date the damage occurs, or the date Landlord is so notified by its Mortgagee, in which event the rent under this Lease will be abated as of the date of the fire or other casualty. If this Lease is not terminated, then within seventy-five (75) days after the fire or other casualty, or such greater period as may be reasonably necessary, Landlord will commence to repair and restore the Premises and any portion of the Building required for access to the Premises, and will diligently complete the same, but Landlord is not required: (i) to expend more for such repair of the Premises than the net insurance proceeds (after any payment required under any Mortgage) reasonably allocable to the Premises, or (ii) to rebuild, repair or replace any of Tenant's furniture or furnishings or of fixtures and equipment removable by Tenant under the provisions of this Lease. Notwithstanding the foregoing to the contrary, if the Premises and/or Tenant's Parking Spaces (as defined in Exhibit E) is rendered untenantable by fire or other casualty, and if the same is not rendered tenantable within one hundred and twenty (120) days after the date of such fire or casualty, this Lease may be terminated by Tenant as of the date of such fire or casualty by giving Landlord written notice no later than one hundred and fifty (150) days after the date of such fire or casualty. If Landlord requests additional time to render the Premises and/or Tenant's Parking Spaces tenantable, Tenant shall either grant such extension or terminate this Lease within ten (10) days after Tenant receives such extension request.

         (b) Casualty Loss During Last Year of Lease. If the Premises or the Building is damaged by fire or other casualty during the last twelve (12) months of the Term, whether or not the damage requires substantial repair and reconstruction, Landlord may cancel this Lease as of the date of the fire or casualty by notice to Tenant within thirty (30) days thereafter. Such cancellation shall be voidable if Tenant exercises its right, if any, to extend this Lease pursuant to Rider No.1 within five (5) days of its receipt of such cancellation notice.

         (c) Abatement of Rent. Landlord will allow Tenant a proportional abatement of rent based upon the percentage of rentable square feet of the Premises that is unfit for occupancy due to fire or other casualty. Except as expressly provided to the contrary in this Lease, this Lease will not terminate, and Tenant will not be entitled to damages or to any abatement of rent or other charges, as a result of a fire or other casualty, repair or restoration.

16. CONDEMNATION. If all or substantially all of the Building or of the Premises is taken for any public or quasi-public use under any governmental law, ordinance or regulation or by right of eminent domain or is sold to the condemning authority in lieu of condemnation, then this Lease will terminate when physical possession is taken by the condemning authority. If a lesser but material portion of the Building is thus taken or sold (whether or not the Premises are affected thereby), Landlord may terminate this Lease by notice to Tenant within sixty (60) days after the taking or sale, in which event this Lease will terminate when physical possession is taken by the condemning authority. If more than ten percent (10%) but less than substantially all of the Premises is thus taken or sold, Landlord within one hundred and twenty (120) days after the taking or sale shall provide to Tenant substitute space in the Building, in the approximate square footage amount of the portion of the Premises taken or sold, provided such space is available. If the Lease is not terminated, rent payable will be reduced by the amount allocable to any portion of the Premises so taken or sold, and Landlord, at its sole expense, will restore the affected portion of the Building to substantially its former condition as far as feasible, but not beyond the work done by Landlord in originally constructing the affected portion of the Building and installing tenant improvements in the Premises. However, Landlord need not spend more for such restoration of the Premises than the Premises' allocable share of the net compensation or damages received by Landlord for the part of the Building taken. Landlord will be entitled to receive all of the compensation awarded upon a taking of any part of or all of the Building, including any award for any unexpired term of this Lease; Tenant may seek an award in separate proceedings for its personal property, trade fixtures, moving expenses and good will.

17. LANDLORD'S ACCESS. Upon prior written or telephonic notice to Tenant, Landlord may enter any part of the Premises at all reasonable hours (or, in any emergency or suspected emergency, without notice at any hour) to (i) inspect; test, clean, or make repairs, alterations and additions to the Building or the Premises as Landlord believes appropriate, or (ii) provide any service which Landlord is now or hereafter obligated to furnish to tenants of the Building, or
(iii) show the Premises to prospective lenders, purchasers or (during the last twelve (12) months of the Term), tenants and, if they are vacated, to prepare them for reoccupancy. Landlord will minimize as far as practical the disruptive effect of Landlord's entry on Tenant's business. Rent will not abate because of Landlord's entry.

18. SURRENDER OF PREMISES. As soon as its right to possession ends, Tenant will surrender the Premises to Landlord in as good repair and condition as when Tenant first occupied, except for reasonable wear and tear and for damage or destruction by fire or other casualty, and will concurrently deliver to Landlord all keys to the Premises, and restore any locks which it has changed to the system which existed at the commencement of the Term. If possession is not immediately surrendered, Landlord may enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying them, or any part thereof, without incurring any civil or criminal liability.

                 (a) Leasehold Improvements and Fixtures. Upon surrendering the Premises, Tenant will remove any parts specified by Landlord of the existing construction, initial construction, Alterations and personal property in or upon the Premises; provided, however, that Tenant shall not be required to remove any of the existing construction (except the hurricane protection system) or any of the initial construction if at the time Landlord approved the initial construction, Landlord did not notify Tenant that it reserved the right to require Tenant to remove same upon surrender of the Premises. Except where Landlord requires removal, Tenant (if it is not in default) may elect whether to remove each item of moveable office furniture and equipment in the Premises not attached to the Building, but all initial construction and Alterations will remain without compensation to Tenant. All removals by Tenant will be accomplished in a good and workmanlike manner so as not to damage any portion of the Building, and Tenant will promptly repair and restore all damage done. If Tenant does not so remove any property; which it has the right or duty to remove, Landlord may immediately either claim it as abandoned property, or remove, store and dispose of it in any manner Landlord may choose, at Tenant's cost and without liability to Tenant or any other party.

                 (b) Holding Over. If Tenant does not surrender the Premises as required, this creates a tenancy at sufferance only, on all terms of this Lease except that Tenant will have no right to renew extend or expand, and the monthly rental will be one hundred fifty percent (150%) of the total amount payable (disregarding abatements or credits) by Tenant under this Lease (including without limitation parking rental) during the last full calendar month before holding over. Nothing other than a written agreement (executed by both parties) will create any other relationship, notwithstanding any course of dealing. Tenant is liable for all damage Landlord suffers from such holding over, and will indemnify Landlord against any claims resulting from delay by Landlord in delivering possession of the Premises to other parties.

19. TENANT'S PROPERTY; TAXES. Tenant is liable for all taxes levied or assessed against personal property or fixtures in the Premises or due to the use thereof, and will pay Landlord on demand any taxes levied or assessed against Landlord allocable to such property or use. Notwithstanding the preceding sentence to the contrary, Tenant shall be entitled to challenge any such taxes, provided Tenant complies with all applicable laws and regulations to prevent any liens against such property, and if any liens are placed thereon, Tenant shall promptly remove such liens or bond around same to Landlord's reasonable satisfaction.

20. LIEN AND SECURITY INTEREST. This Lease constitutes a security agreement under the Uniform Commercial Code of Texas. In addition to the statutory landlord's lien and to secure its obligations, Tenant grants Landlord a security interest in and an express contractual lien upon all furniture, fixtures and equipment of Tenant in the Premises at any time, and on all proceeds therefrom. This property may not be removed from the Premises without Landlord's consent until all sums then due to Landlord have been paid and all Tenant's obligations have been fully complied with and performed. On an Event of Default by Tenant, Landlord may enter the Premises and take possession of any furniture, fixtures and/or equipment there without liability for trespass or conversion, and sell the same, with or without having the property at the sale, after notifying Tenant of the time and place of public sale or of the time after which private sale is to be made, at which sale Landlord or its assigns may purchase the same. Any requirement of reasonable notice shall be met if given as provided in this Lease at least five (5) days before the day of sale. Any sale shall be considered a public sale conducted in a commercially reasonable manner if held in the Premises after the time, place and method of sale and a general description of the types of property to be sold have been advertised in a newspaper published or circulated in Harris County, Texas for five (5) consecutive days prior to the sale. The proceeds from any disposition less all expenses connected with taking possession, holding and selling of the property (including reasonable attorneys' fees and other expenses), will be credited against the indebtedness secured by the security interest granted in this section. At Landlord's request, Tenant will execute and deliver to Landlord a financing statement sufficient to perfect this security interest; Landlord may file a copy of the relevant portions of this Lease as a financing statement. Nothing in this Section 20 should be construed as giving Landlord a lien on or security interest in any of Tenant's files, workpapers, records, charts, film, microfiche, accounting records, computer records or other records or materials relating to Tenant's business or any other items that are exempt by any applicable regulations or statutes specifically governing federal savings banks and savings and loan associations.

21. SECURITY DEPOSIT. Not applicable.

22. DEFAULT AND REMEDIES.

                  (a) Events of Default. It shall be an "Event of Default" if:

                  (i) Tenant fails to make a timely payment of Base Rent, Additional Rent or any other amount owed by Tenant under this Lease when and as the same shall become due and payable; provided, however, that Tenant has failed to cure such default within five (5) business days after Landlord provides notice of same to Tenant; provided further, however, that if Landlord four

         (4) times in a calendar year gives notice to Tenant of Tenant's failure to timely pay prior to the time Tenant cures the default described in such notice, Landlord's obligation to give notice to Tenant shall end and thereafter failure to timely pay shall be an automatic Event of Default.

                 (ii) Tenant fails to comply with any other obligation under this Lease and does not cure such failure as soon as reasonably practicable and in any event within thirty (30) days after notice. If the nature of the default is such that a cure cannot be completed within thirty (30) days, provided that the default does not create a hazard, jeopardize insurance coverage or materially and adversely affect other occupants of the Building, such thirty (30) day period shall be extended, provided that Tenant promptly commences and diligently pursues such cure to completion.

                 (iii) Tenant or any Guarantor becomes insolvent, makes a transfer in fraud of creditors or an assignment for the benefit of creditors, admits in writing its inability to pay its debts as they become due, or files a petition under any section or chapter of the United States Bankruptcy Code or any similar law or statute; or an order for relief is entered with respect to Tenant or any Guarantor in any bankruptcy, reorganization or insolvency proceedings; or a pleading seeking such an order is not discharged or denied within sixty (60) days after its filing; or a receiver or trustee is appointed for all or substantially all assets of Tenant or any Guarantor or of the Premises or any of Tenant's property located thereon in any proceeding brought by Tenant or any Guarantor, or any receiver or trustee is appointed in any proceeding brought against Tenant or any Guarantor and not discharged within sixty (60) days after appointment or Tenant or the Guarantor does not contest such appointment; or any part of Tenant's estate under this Lease is taken by process of law in any action against Tenant.

                 (b) Remedies. On any Event of Default, Landlord may terminate this Lease by notice to Tenant, or continue this Lease in full force and effect, and/or perform Tenant's obligations on Tenant's behalf and at Tenant's expense.

                 (i) If and when this Lease is so terminated, all rights of Tenant and those claiming under it will terminate, as if this Lease had expired by lapse of time. Landlord may immediately recover from Tenant all accrued, unpaid sums, plus interest and late charges, if in arrears, under the terms of this Lease up to the date of termination, and any amounts owing under Sections 18 and 22(b)(iii). In addition, Tenant will immediately pay Landlord the excess, if any, of (A) the present value of all amounts which would have become due under this Lease for the remainder of the Term, over (B) the present value of any net amounts which Tenant establishes Landlord can reasonably expect to recover by reletting the Premises for the remainder of the Term, taking into consideration the cost of such reletting, including remodeling, the availability of acceptable tenants and other market conditions affecting leasing. Such present value shall be calculated at a discount rate which is the lesser of (A) the maximum rate allowed by law, or (B) the rate commonly called the prime or base rate announced by Texas Commerce Bank, N.A. (or its successor, but if there is no successor which announces a prime or base rate, then by a national bank selected by Landlord) at the time of such termination.

                 (ii) Until the Lease is so terminated, Landlord may terminate Tenant's right of possession and, on Tenant's behalf and at Tenant's expense and in Landlord's sole discretion, may sublet any of the Premises (and, on expiration or termination of the sublease, may re-sublet), for all or part of the remainder of the Term, on whatever terms and conditions Landlord in its sole discretion deems advisable. Against the rents and sums due from Tenant to Landlord during the remainder of the Term, credit will be given Tenant in the net amount of rent received from the new tenant after deduction by Landlord for: (1) the costs incurred by Landlord in reletting the Premises (including, without limitation, repair and remodeling costs, brokerage fees, reasonable legal fees and the like); and (2) all accrued sums, plus interest and late charges if in arrears, under the terms of this Lease.

                  (iii) Upon an Event of Default or when Tenant is no longer entitled to possession, Landlord may enter the Premises and dispose of Tenant's property as herein provided, without any civil or criminal liability, and may perform Tenant's obligations hereunder on Tenant's behalf. Tenant will reimburse Landlord on demand for Landlord's reasonable attorneys' fees and other expenses in doing so, and Landlord shall not be liable for any damages resulting to Tenant, whether or not caused by Landlord's negligence or gross negligence. This subsection 22(b)(iii) survives expiration or termination of the Lease.

         (c) Continuing Liability. No repossession, re-entering or reletting of the Premises or any part thereof by Landlord relieves Tenant or any Guarantor of its liabilities and obligations under this Lease.

         (d) Remedies Cumulative. All rights and remedies of Landlord under this Lease will be nonexclusive of and in addition to any other remedies available to Landlord at law or in equity.

         (e) No Exemplary or Punitive Damages. In no event shall Tenant or Landlord be subject to any exemplary or punitive damages arising out of failure to perform as agreed in this Lease.

         (f) No Waiver. Landlord's failure to insist on strict compliance with any term hereof or to exercise any right or remedy, does not waive the same. Waiver or any agreement regarding any breach does not affect any subsequent or other breach, unless so stated. A receipt by Landlord of any rent with knowledge of the breach of any covenant or agreement contained in this Lease shall not be a waiver of the breach, and no waiver by Landlord of any violation or provision of this Lease shall be effective unless expressed in writing and signed by Landlord. Payment by Tenant or receipt by Landlord of a lesser amount than due under this Lease may be applied to such of Tenant's obligations as Landlord elects. No endorsement or statement on any check, and no accompanying letter, shall make the same an accord and satisfaction, and Landlord may accept any check or payment without prejudice to Landlord's right to recover the balance of the rent or pursue any other remedy provided in this Lease.

23. ATTORNEYS' FEES. If either party prevails in any litigation between the parties arising under this Lease or the relationship it creates, the non-prevailing party will on demand pay or reimburse the prevailing party's reasonable attorneys' fees, costs and expenses.

24. WAIVER BY TENANT. Except as otherwise set forth in this Lease, Tenant waives and surrenders any right and privilege which it may now or hereafter have (i) to redeem the Premises or to have a continuance of this Lease after termination of the Lease, Tenant's right of occupancy or the Term, (ii) for exemption of property; from liability for debt or for distress for rent, and (iii) relating to notice, demand or delay relating to any of Landlord's remedies or rights. Tenant waives jury trial of any matters relating to the prevention of damage to the structural components or the mechanical, electrical or plumbing systems of the Building.

25. SUBORDINATION.

         (a) This Lease and all rights of Tenant under this Lease are subject and subordinate to any of the following, and any modifications thereof, which may now or hereafter affect any portion of the Building: (i) any Mortgage, (ii) any ground or underlying lease covering any part of the Building, (iii) any applicable laws, rules, statutes and ordinances of any governmental authority having jurisdiction, and (iv) all utility easements and agreements. On sale by foreclosure of a Mortgage or sale in lieu of foreclosure, Tenant will attorn to the purchaser if requested by such purchaser, and recognize the purchaser as the Landlord under this Lease. These provisions are self-operative and no further instrument is required to effect them; however, upon demand from time to time, Tenant shall execute, acknowledge and deliver to Landlord any instruments and certificates necessary or proper to evidence such subordination and/or attornment or, if Landlord so elects, to render any of the foregoing subordinate to this Lease or to any or all rights of Tenant hereunder. Tenant further waives the provisions of any current or future statute or rule or law which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligation of Tenant hereunder in the event of any such foreclosure proceeding or sale, and agrees that this Lease shall not be affected in any way whatsoever by any such proceeding or sale unless the Mortgagee, or the purchaser, shall declare otherwise.

         (b) Notwithstanding anything to the contrary in Section 25(a), in the event Tenant shall be required to subordinate this Lease and the rights of Tenant hereunder to any Mortgages pursuant to any foreclosure proceedings, such subordination shall be on the express condition and shall include a binding attornment and non-disturbance agreement on the part of such Mortgagee for the benefit of Tenant providing that so long as Tenant is not in default in the payment of rental or any other monies due under this Lease, or in the performance of any of the terms, conditions, covenants, clauses, or agreements on its part to be performed under this Lease. No default under such Mortgage and no proceeding to foreclose the same, exercise of any power of sale thereunder, or exercise of any other remedy provided for therein, will disturb Tenant's possession of the Premises under this Lease, and the leasehold interest of Tenant and Tenant's rights, privileges and benefits under this Lease will not be cut off or otherwise be adversely affected thereby.

26. LANDLORD DEFAULT AND NOTICE TO MORTGAGEE. If Landlord neglects or fails to comply with any of its obligations contained in this Lease, and such default continues for a period of thirty (30) days after Tenant provides written notice to Landlord (and any Mortgagee whose name and address have been provided to Tenant) of the specific circumstances giving rise to such default (provided, however, that if the nature of such default is such that a cure cannot be completed within thirty (30) days, such thirty (30) day period shall be extended a reasonable time to complete such cure, as long as Landlord promptly commences and diligently pursues such cure to completion), then, Tenant shall have the right, but not the obligation, to cure such default and invoice Landlord for the reasonable costs incurred in connection with such cure. Landlord shall promptly notify Tenant of any dispute it may have regarding Tenant's invoice. If Landlord does not notify Tenant within forty-five (45) days after receiving the invoice, it is conclusively deemed to have agreed to the invoice and all underlying facts concerning the appropriateness of the charges set forth therein. Tenant shall not sue Landlord for damages or exercise its right to terminate, if any, unless
(i) it gives written notice to Landlord and any Mortgagee whose name and address have been furnished to Tenant, and (ii) thirty (30) days for remedying the act or omission giving rise to such suit has elapsed following the giving of the notice, without the same being remedied; provided that, if the nature of the default is such that a cure can not be completed within thirty (30) days, such thirty (30) period shall be extended, and provided that a cure is promptly commenced and diligently pursued to completion. During that time Landlord shall not be considered in default, and Landlord and/or any Mortgagee and/or their Employees may enter the Premises and do therein whatever may be necessary to remedy the act or omission. All rights and remedies of Tenant under this Lease will be nonexclusive of and in addition to any other remedies available to Tenant at law or in equity, except as limited by the provisions of this Lease.

27. RULES AND REGULATIONS. Tenant and its Employees shall comply with the Rules and Regulations (as changed from time to time as therein provided) attached as Exhibit D. Landlord shall enforce such rules and regulations in a reasonably uniform and non-discriminatory manner.

28. ESTOPPEL CERTIFICATE. Promptly upon not less than ten (10) days' prior request, Tenant will from time to time execute and deliver to Landlord a certification in writing as to such matters as may reasonably be requested including, without limitation, that Tenant consents to the assignment of this Lease and its rents, that (except as may be specified in said certificate), this Lease is unmodified and in full effect, that rent has been paid to and only to the end of the current month, and that to the knowledge of the signer of the certificate (after due investigation) no default exists under this Lease. Notwithstanding the preceding sentence, Tenant shall only be required to certify to truthful statements, thus any certification shall be modified by Tenant to correctly set forth any specific exceptions Tenant may have. Any such certification delivered may be relied upon by Landlord and by any actual or prospective purchaser or mortgagee of any part of the Building or of any interest in Landlord.

29. NO PERSONAL LIABILITY. Any liability of Landlord and its Employees to Tenant and its Employees under this Lease, or arising from the relationship under it, is limited to the interest of Landlord in the Building and Landlord and its Employees shall not be personally liable for any deficiency. Notwithstanding the foregoing, if the "net value" of the Building is less than $5,000,000.00, then the liability of Landlord (i.e., Homart Development Co. during its ownership of the Building, a future landlord of the Building during its ownership of the Building) under this Lease shall be limited to $5,000,000.00 and there shall be no personal liability for any deficiency. When used in the preceding sentence, the term "net value" shall mean: the amount, if any, by which the fair market value of the Building exceeds the aggregate amount of all Mortgages and encumbrances affecting the Building. This clause does not limit or deny any remedies which do not involve personal liability, including without limitation, Tenant's right to seek injunctive relief of specific performance for the failure of Landlord to perform as agreed in this Lease. If Landlord wrongfully withholds, denies or delays any consent which Tenant is required to obtain, Tenant may seek specific performance but shall not be entitled to damages therefor unless Landlord in withholding its approval has acted arbitrarily and in bad faith. Landlord's review, supervision, inspections, comments or approval regarding any aspect of work to be done by or for Tenant (under the Construction Agreement, as an Alteration or otherwise) are solely for Landlord's protection and, except as expressly provided in writing, create no warranties or duties to Tenant or to third parties.

30. PAYMENTS AND NOTICES.

         (a) Payments. All payments required to be made by Tenant to Landlord are to be paid to Landlord, without prior demand except as may be specified and without any setoff, deduction or counterclaim whatsoever, in legal tender of the United States of America at the address set forth on the invoice or, if no invoice is submitted or no address is set forth, at the address for Landlord set forth on this Lease or at any other address as Landlord may specify from time to time by written notice delivered in accordance with this Section.

         (b) Notices. All notices given hereunder shall be in writing and shall be considered properly given if mailed by first class United States Mail, postage prepaid, registered or certified with return receipt requested, or by delivering same in person to the intended addressee, or by telecopy. All notices shall be effective upon receipt at the address set forth on this Lease or at such other address as the parties may specify from time to time by written notice delivered in accordance with this Section 30; except that any notice mailed as above provided shall be effective upon its deposit in the custody of the U.S. Postal Service if such notice is returned undelivered to the sender.

31. RIGHTS RESERVED BY LANDLORD. Subject to the provisions of this Lease to the contrary, in addition to other rights retained or reserved, Landlord reserves the following rights, exercisable without notice and without liability to Tenant and without effecting an eviction, constructive or actual, or in any way diminishing Tenant's obligations: (a) to change the name or street address of the Building or any part of it; (b) to install, affix and maintain, modify or remove any and all signs on the exterior and interior of the Building; (c) to designate and approve, prior to installation, all types of interior and exterior window treatments, and to control all internal lighting that may be visible from the exterior of the Building; (d) the exclusive right to designate, limit, restrict and control any service in or to the Building; (e) to keep, and to use in appropriate instances, keys to all doors within and into the Premises (no locks shall be changed or added without the prior written consent of Landlord);
(f) to decorate and make repairs, alterations, additions, changes or improvements whether structural or otherwise (specifically including, without limitation, those in conjunction with Landlord's construction of additional buildings) in and about any part of the Building, and to enter the Premises for these purposes and, during such work, to temporarily close doors, entryways, public space and corridors in the Building, to interrupt or temporarily suspend Building Services and facilities and to change the arrangement and location of entrances or passageways, windows, doors and doorways, corridors, elevators, stairs, toilets, or other public parts of the Building; (g) to approve the weight, size and location of safes and other heavy equipment and articles in and about the Premises and the Building, and to require all such items and furniture to be moved into and out of the Building and Premises only at times and in manner as Landlord directs (movement of Tenant's property are entirely at the risk and responsibility of Tenant, and Landlord reserves the right to require permits before allowing any property to be moved into or out of the Building); (h) to have access for Landlord and other tenants of the Building to any mail chutes located on the Premises according to the rules of the United States Postal Service; and (i) to take all reasonable measures Landlord considers advisable for the security of the Building and its occupants.

32. BROKERS. Landlord shall pay all commissions due and owing the Brokers pursuant to Landlord's separate written agreement with the Brokers in connection with this Lease. Landlord will indemnify Tenant and hold Tenant harmless from and against any costs, expenses or liability for commissions or other compensation or charges claimed by any other broker or agent claiming to represent Landlord with respect to this Lease. Tenant warrants that it has had no dealing with any broker or agent other than the Brokers in connection with the negotiation or execution of this Lease, and Tenant will indemnify Landlord and hold Landlord harmless from and against any and all costs, expenses or liability for commissions or other compensation or charges claimed by any other broker or agent with respect to this Lease.

33. SUBSTITUTION SPACE. Not applicable.

34. MISCELLANEOUS PROVISIONS.

         (a) Covenant of Quiet Enjoyment. Provided Tenant keeps and fulfills all of the terms, covenants, agreements and conditions to be paid or performed by it, at all times during the Term, Tenant shall enjoy peaceable and quiet possession of the Premises without any unreasonable disturbance from Landlord or from any other person claiming by, through or under Landlord, but not otherwise, subject to the terms of this Lease and to any Mortgages, ground leases or other matters to which this Lease is subject and subordinate.

         (b) Employees. Where either party agrees not to do a particular thing, it also agrees not to permit its Employees to do so. Where either party waives rights against the other party, it also waives the rights against the other party's Employees. That waiver shall be considered a waiver on behalf of the party making it, of all that party's Employees, and of anyone claiming under any of them, including insurers and creditors.

         (c) Landlord's Costs. Where Tenant is required to pay or reimburse Landlord for the costs of any item, the costs shall be the reasonable and customary charge established by Landlord from time to time, including a reasonable allocation of Landlord's overhead, administrative and related costs associated with the ownership and operation of the Building. Failure to pay any reimbursable cost shall be treated as a failure to pay rent.

         (d) Late Payments. If any sums due hereunder are not paid within five
(5) days after they are due and payable, Tenant shall also pay a late charge of one hundred dollars ($100.00), plus interest from the date due at eighteen percent (18%) per annum, compounded monthly (but not more in total than the maximum amount permitted by law).

         (e) Invoices. Tenant will promptly notify Landlord of any dispute it may have regarding Landlord's invoices. If Tenant does not notify Landlord within forty-five (45) days after receiving the invoice, it is conclusively deemed to have agreed to the invoice and all underlying facts.

         (f) Business Days and Hours; Holidays. The term "business days" means Monday through Friday (except for holidays). The term "normal business hours" means 7:00 a.m. to 6:00 p.m. on business days. The term "holidays" means those days designated by the government of the United States as the holidays for New Year's Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day, and such other holidays as may be designated in the Rules and Regulations.

         (g) Severability. Every covenant and obligation contained in this Lease, including the obligation to pay rent, is and shall be construed to be a separate and independent covenant and obligation and not as a condition. If any term or provision of this Lease or its application to any person or circumstance is invalid and unenforceable to any extent, the remainder of this Lease, as well as such term or provision as otherwise applied, shall not be affected thereby.

         (h) No Merger of Estates. There shall be no merger of this Lease of the leasehold estate hereby created with the fee estate in the Premises or any part thereof by reason of the fact that the same person may acquire or hold, directly or indirectly, any interest in this Lease or the leasehold estate created as well as any interest in the fee estate in the Premises.

         (i) Force Majeure. When a period of time is herein prescribed for action to be taken by Landlord, Landlord shall not be liable or responsible for, and there is excluded from the computation for any such period of time, any delays due to strikes, riots, acts of God, shortages of labor or materials, war, governmental laws, regulations or restrictions or other cause of any kind whatsoever which is beyond the control of Landlord. Subject to the preceding sentence, time is of the essence of every part of this Lease.

         (j) Interpretation of Lease. No amendment or modification of this Lease is binding or valid unless expressed in writing and executed by both parties. Tenant represents, warrants and covenants that any financial statements heretofore or hereafter provided to Landlord in connection with this Lease are accurate and not materially misleading. The headings in this Lease are for convenience only and shall not affect the meaning of the text. Words of any gender include any other gender, and words in the singular number include the plural, unless the context otherwise requires. The term "hereunder" or similar terms refers to this Lease as a whole. If any context in which any defined term is used clearly conflicts with the definition thereof, said context shall control only for that use, and clearly related uses, of such term.

         (k) Joint and Several Liability. If there is more than one Tenant or any Guarantor, the obligation imposed upon such parties are joint and several obligations of each of them, and Landlord need not first proceed against any of them before proceeding against the others, nor shall any Guarantor be released from its guarantee for any reason whatsoever, including, without limitation, any amendment of this Lease, any forbearance by Landlord or waiver of any of Landlord's rights, the failure to give any Tenant or Guarantor any notices, or the release of any party liable for the payment of Tenant's obligations.

         (l) Governing law. Texas law governs this Lease. Except as specifically provided, neither party may record this Lease or a copy or memorandum thereof. The submission of this Lease to Tenant is not an offer, nor does Tenant have any rights unless and until each party executes a copy of this Lease and deliveries the same to the other. All covenants, agreements, terms and conditions to be observed and performed by the parties are binding upon their respective heirs, personal representatives, successors and assigns.

         (m) Moving Allowance. Landlord shall pay all reasonable relocation costs incurred by Tenant in connection with Tenant's relocation of its current offices to the Premises, not to exceed $243,140 [$5.00 per rentable square foot based upon 48,628 rentable square feet on floors 14 & 16]. Tenant will present to Landlord a reimbursement request for all such relocation costs, together with copies of all invoices associated with such relocation costs within thirty (30) days after Tenant occupies floors 14 and 16. The phrase "relocation costs" does not include the purchase, lease or refurbishment of office furniture, art or other decorative items.

         (n) Refurbishment Allowance. Landlord shall pay all reasonable refurbishment costs incurred by Tenant in connection with Tenant's refurbishment of floors 14, 16, 17, 18, 19 & 20 on and after April 1, 1994, not to exceed $368,025.00 [$2.50 per rentable square foot based upon 147,210 rentable square feet]. Tenant will present to Landlord a reimbursement request for all such refurbishment costs, together with copies of all invoices associated with such refurbishment costs.

         (o) Credit and Substitution. Tenant shall have the right to apply any credit or unused portion of the Finish Allowance described in Section 2 of Exhibit C toward (i) the Architectural Allowance (as defined in Exhibit C), (ii) the Engineering Allowance (as defined in Exhibit C); (iii) the Moving Allowance (as provided in Section 34(m) of this Lease), (iv) the Refurbishment Allowance (as provided in Section 34(n) of this Lease) and/or (v) Base Rent.

         (p) Delivery and Removal of Equipment. Tenant shall have the right to take into and out of the Building any of its equipment, provided that the use of the loading dock and freight elevator are scheduled with Landlord. Landlord reserves the right to require any party removing equipment from the Building to present identification and evidence of authorization, the form of which shall be agreed upon in advance by Landlord and Tenant. Notwithstanding any dispossession or eviction of Tenant in connection with an Event of Default, Tenant shall have access to the Premises (subject to the preceding two sentences) for removing files, work papers, records, charts, films, accounting, computer or other records or other materials relating to the conduct of its business, providing however, Tenant shall repair at its sole cost and expense any damage to the Premises caused by such remove.

         (q) Supplemental Security. Subject to landlord's approval, which approval shall not be unreasonably withheld, Tenant, at Tenant's sole cost and expense, shall have the right to install supplemental security equipment in the Premises and to maintain and repair such security equipment. Such supplemental security must comply with all applicable laws, ordinances and regulations, including without limitation, code requirements regarding fire access and exits. All work necessary to coordinate and integrate such supplemental security with the Building's life safety system shall be performed by Landlord at Tenant's sole cost and expense.

         (r) ATM Machine. Tenant shall have a one time only right of first refusal to install an automatic teller machine to be located either on the first or ninth floor of the Building in a location mutually satisfactory to Landlord and Tenant. Tenant may exercise its right of first refusal hereunder by either
(i) sua sponte giving notice to Landlord, or (ii) giving notice to Landlord within thirty (30) days of Tenant's receipt of written notice that Landlord desires to execute a lease for space on the first or ninth floor of the Building for the installation of an automatic teller machine. Tenant's rights under this
Section 34(r) shall terminate if Tenant fails to exercise its right of first refusal on or before the expiration of the thirty (30) day period referenced above. Once Tenant's right of first refusal is exercised, Tenant and Landlord shall promptly enter into a separate lease for space in the Building for such automatic teller machine pursuant to terms and conditions negotiated at that time.

         (s) Confidentiality. Tenant and Landlord agree that either party will reveal the terms and conditions of this Lease or any inducements provided by Landlord in connection herewith, except as required (i) in the normal course of such party's business, (ii) in connection with an Assignment of this Lease,
(iii) in connection with a potential sale of the Building, (iv) by a Mortgagee or potential Mortgagee, (v) in connection with applicable legal and financial reporting requirements, and/or (vi) by court order.

THIS LEASE IS THE ENTIRE AGREEMENT BETWEEN THE PARTIES CONCERNING THE SUBJECT MATTER, SUPERSEDING ANY PRIOR AGREEMENTS AND WITHOUT ANY IMPLIED AGREEMENTS, WARRANTIES OR UNDERSTANDINGS.

         IN WITNESS WHEREOF, this Lease is hereby executed in multiple originals as of the date first above stated.

TENANT:                                 LANDLORD:

UNITED SAVINGS ASSOCIATION              HOMART DEVELOPMENT CO.
OF TEXAS FSB

By: /s/ Larry Connell                   By: /s/ Thomas A. White
   ------------------------------          --------------------------------
Name:    Larry Connell                  Name:    Thomas A. White
Title:   President                      Title:   Senior Vice President

Tenant's Address:                       Landlord's Address:

United Savings Association              Homart Development Co.
   of Texas FSB                         55 West Monroe
3200 Southwest Freeway                  Suite 3100
Suite 2000                              Chicago, Illinois 60603
Houston, Texas 77027                   Attention: Senior Vice
                                           President, Office Building
                                           and Multi-use Development

                                        Copy to:

                                        Homart Development Co.
                                        55 West Monroe
                                        Suite 3100
                                        Chicago, Illinois 60603
                                        Attention:  General Counsel

                                        Homart Development Co.
                                        3200 Southwest Freeway
                                        Houston, Texas 77027
                                        Attention: Project Manager

                                LIST OF EXHIBITS

                                       AND

                                     RIDERS

- --------------------------------------------------------------------------------

Exhibit A        -        Premises

Exhibit B        -        Property Description

Exhibit C        -        Construction Agreement

Exhibit D        -        Rules and Regulations

Exhibit E        -        Parking

Rider No. 1      -        Option to Extend

Rider No. 2      -        Right of First Refusal

Rider No. 3      -        Option to Expand

Rider No. 4      -        HVAC

Rider No. 5      -        Janitorial Services

Rider No. 6      -        Calculation of Rentable Area

Rider No. 7      -        Statement of Operating Costs

Rider No. 8      -        Signage

                                    EXHIBIT A

                                    PREMISES

- --------------------------------------------------------------------------------

         Premises         -       Floors 14, 16, 17, 18, 19 and 20

                        [UNITED SAVINGS FLOOR 14 CHART]

                        [UNITED SAVINGS FLOOR 16 CHART]

                        [UNITED SAVINGS FLOOR 17 CHART]

                        [UNITED SAVINGS FLOOR 18 CHART]

                        [UNITED SAVINGS FLOOR 19 CHART]

                        [UNITED SAVINGS FLOOR 20 CHART]

                                    EXHIBIT B

                              PROPERTY DESCRIPTION

- --------------------------------------------------------------------------------

         A field note description of 2.1840 acres (95,134 square feet) of land out of Lot 8 of the Sydnor Addition in the A. C. Reynolds Survey, Abstract No. 61, Harris County, Texas, said 2.1840 acre tract of land being more particularly described by metes and bounds as follows: (all bearings refer to that certain 30,416 square foot tract of land described in Volume 6327, Page 144 of the Deed Records of Harris County, Texas):

                  BEGINNING at "X" set in concrete at the Southwest corner of a 66,983 square foot tract of land as described in Volume 6327, Page 156 of the Deed Records of Harris County, Texas, said point also being in the North Line of U.S. Highway No. 59 (Southwest Freeway, 360 feet wide):

                  THENCE, N. 12 deg. 19' 00" W, 370.00 feet to an "X" set in concrete for the Northwest corner of the herein described tract;

                  THENCE, N. 77 deg. 41' 00" E, 256.35 feet to an "X" set in concrete for the Northeast corner of the herein described tract in the West right-of-way line of Buffalo Speedway (107 feet wide) and being a point on the arc of a curve to the right;

                  THENCE, Southeasterly, along the West right-of-way line of said Buffalo Speedway and along the arc of said curve to the right having a radius of 5,672.65 feet, a central angle of 03 deg. 18' 11", and a long chord bearing S. 12 deg. 55' 29" E, 326.99 feet, a total arc distance of 327.04 feet to an "X" set in concrete for corner;

                  THENCE, S. 33 deg. 17' 35" W, along a cutback line, 61.50 feet to a 5/8-inch iron rod set for corner on the North right-of-way line of the aforementioned Southwest Freeway;

                  THENCE, S. 77 deg. 41' 00" W, along the North right-of-way line of said Southwest Freeway, 215.87 feet to the POINT OF BEGINNING and containing 2.1840 acres of land, more or less.

                                    EXHIBIT C

                             CONSTRUCTION AGREEMENT

- --------------------------------------------------------------------------------

         1. Landlord has constructed floors 14 and 16 (the "New Space") to "shell condition" meaning that the outside walls, bare finished concrete floors, standard core toilets, variable air volume boxes, and main heating, ventilating and air conditioning ducts within the ceiling grid in the New Space are substantially completed, the ceiling grid is hung and the ceiling tiles are stacked on the floor, and shall do the following work ("Building Standard Work") in the New Space in Landlord's standard manner, according to the plans and specifications agreed upon by the parties hereto as provided below:

                  (a) Supply and install Landlord's Building Standard partitions with resilient base.

                  (b) Supply and install Landlord's Building Standard entrance door frames, doors and hardware, consisting of locksets, closer and hinges, for openings. These frames shall be ceiling height where applicable, and the doors shall be stained ash solid core.

                  (c) Supply and install Landlord's Building Standard interior doors, frames and hardware, consisting of latchsets and hinges, for openings. These frames shall be ceiling height where applicable, and the doors shall be solid core.

                  (d) Install Landlord's Building Standard suspended acoustical ceiling throughout.

                  (e) Supply and install Landlord's Building Standard fluorescent lighting fixtures.

                  (f) Supply and install Landlord's Building Standard duplex electrical wall outlets.

                  (g) Supply and install Landlord's Building Standard wall switches.

                  (h) Supply and install Landlord's Building Standard telephone wall outlets.

                  (i) Supply and install Landlord's Building Standard carpeting in all portions of rentable area (except for storage and service areas, which will be Landlord's Building Standard VCT) in Landlord's Building Standard colors, as selected by Tenant.

                  (j) Paint all Building Standard partitions in Landlord's Building Standard colors, as selected by Tenant, with a limit of one color per room.

                  (k) Supply and install Landlord's Building Standard window coverings on all exterior windows.

                  (l) Supply and install, if not previously installed, Landlord's Building Standard heating, ventilating and air conditioning flexduct extensions and connections for variable volume boxes or mixing boxes to supply diffusers in the Building Standard suspended ceiling.

                  (m) Supply and install, if not previously installed, Landlord's Building Standard sprinkler system.

                  (n) Supply and install Building Standard entry plaque on the main entry door to the Premises.

         2. Landlord shall perform, at Tenant's request, and upon submission by Tenant of the necessary plans and specifications, the Building Standard Work and any additional or non-standard work in the New Space (collectively the "Work"), subject to the terms and conditions of this Agreement. Notwithstanding anything in this Exhibit C to the contrary, to the extent the cost of the Work exceeds $15.00 per rentable square foot of the New Space (the "Finish Allowance"), the Work shall be performed at Tenant's sole cost and expense. The amount of the cost and expense for any additional or non-standard work requested by Tenant in excess of the Finish Allowance shall be agreed to by Landlord and Tenant prior to commencement of construction of the improvements to the New Space. Tenant shall pay one-half of such amount to Landlord prior to commencement of construction of such improvements, and shall pay the remaining one-half of such amount to Landlord upon the earlier to occur of (i) Tenant's occupancy of the New Space, or (ii) Substantial Completion.

         3. (a) Tenant shall utilize a space planner of Tenant's own selection to prepare the space plans and an architect of Tenant's own selection to prepare the architectural drawings and construction documents. To the extent that the costs incurred in connection with such space plans, architectural drawings and construction documents exceeds $.35 per square foot of rentable area of the New Space (the "Architectural Allowance"), such costs shall be paid by Tenant. All space plans, architectural drawings and construction documents prepared by Tenant's space planner or architect shall be subject to review by Landlord, at Tenant's sole expense, to verify that additional or non-standard work is compatible with all other construction, as well as the electrical and mechanical systems, with the Building, and that it complies with all applicable codes, laws, rules and regulations, but such review and any approval are not a warranty and Landlord shall not be liable therefore. The cost of Landlord's review of the space plans, architectural drawings and construction documents initially submitted by Tenant shall be $85.00 per hour, not to exceed $500.00. The cost of Landlord's review of any revised space plans, architectural drawings or construction documents shall be $85.00 per hour.

            (b) The mechanical, electrical and plumbing construction documents shall be prepared by Day Brown Rice, Inc. To the extent that the cost incurred in connection with such mechanical, electrical and plumbing construction documents exceeds $.17 per square foot of rentable area of the New Space (the "Engineering Allowance"), such costs shall be paid by Tenant upon receipt of an invoice for same from Landlord.

            (c) Tenant shall also pay to Landlord an additional charge of thirteen percent (13%) on the work exceeding $11.50 per rentable square foot of the New Space to cover coordination, supervision, overhead and related expenses allowable to such work.

            (d) Tenant shall furnish to Landlord a full set of construction drawings on or before April 21, 1989.

            (e) All drawings, space plans, plans and specifications are expressly subject to Landlord's prior written approval.

            (f) Competitive bids shall be solicited from the following three (3) contractors: (i) Innerspace Construction, Inc., (ii) Hubor Construction, and
(iii) Roban Construction. The contract for the Work shall be awarded to the lowest bidder who submits a bid during the two (2) week period following simultaneous issuance of bidding instructions to the contractors described above.

         4. Failure by Tenant to pay any amounts due hereunder shall have the same effect under the Lease as the failure to pay rent, and this failure or the failure by Tenant to perform any of its other obligations hereunder shall constitute an Event of Default under Section 22(a) of the Lease, entitling Landlord to all of its remedies under the Lease as well as remedies otherwise available to Landlord.

         5. The Work shall be deemed "Substantially Complete" when all Work has been performed pursuant to the terms of this Exhibit C except for minor or insubstantial details of construction, mechanical adjustment and/or decoration, the non-completion of which does not materially interfere with the intended normal use and safe occupancy of the New Space. Landlord will routinely update Tenant with its good faith estimate of the date on which the Work will be Substantially Complete.

         6. The date July 24, 1989 provided in Section 3(b) of the Lease shall be deferred until the Work is Substantially Complete; provided, however, that if Landlord is delayed in substantially completing the Work as a result of:

            (a) Tenant's failure to furnish timely information or drawings, plans and specifications in accordance with Paragraph 3 of the Exhibit C;

            (b) Tenant's request for materials, finishes or installations other than or in excess of Landlord's Building Standard (provided that Landlord notifies Tenant in writing that such materials, finishes or installations are in Landlord's good faith opinion "long lead time items");

            (c) Tenant's changes in any drawings, plans and specifications;

            (d) The performance of any other work in the New Space by any person, firm or corporation employed by or on behalf of Tenant, or any failure to complete or delay in completion of such work; or

            (e) Any other act or omission of Tenant;

(all of which shall be deemed to be delays caused by Tenant), then the July 24, 1989 date shall be deferred only until the date on which the Work would have been Substantially Complete but for such delays (i.e., such date shall only be deferred to the extent that delays caused by Tenant actually cause delay in Substantial Completion). Deferral of the July 24, 1989 date shall be in full settlement of all claims that Tenant might otherwise have against Landlord by reason of the New Space not being ready for occupancy by Tenant as of July 24, 1989, and such delay shall not entitle Tenant to rescind or terminate the Lease.

         7. Landlord, subject to the following terms and conditions, and in Landlord's sole discretion and upon request by Tenant, may grant to Tenant and Tenant's agents a license to enter the New Space prior to the New Space Commencement Date in order that Tenant may do other work required by Tenant to make the New Space ready for Tenant's use and occupancy.

                  (a) Tenant shall give Landlord not less than five (5) days' prior written notice of the request to have such access to the New Space, which notice must contain or be accompanied by: (i) a description and schedule for the work to be performed by those persons and entities for whom and which such early access is being requested;
         (ii) the names and addresses of all contractors, subcontractors and material suppliers for whom and which such access is being requested;
         (iii) the approximate number of individuals, itemized by trade, who shall be present in the New Space; (iv) copies of all contracts pertaining to the performance of the work for which such early access is being requested; (v) copies of all plans and specifications pertaining to the work for which such early access is being requested;
         (vi) copies of all licenses and permits required in connection with the performance of the work for which such access is being requested; (vii) certificates of insurance and instruments of indemnifications against all claims, costs, expenses, damages, suits, fines, penalties, actions, causes of action and liabilities which may arise in connection with such work; and (viii) assurances of the availability of funds sufficient to pay for all such work, if such assurances are requested by Landlord. Each of the foregoing shall be subject to Landlord's approval, which approval shall not be arbitrarily withheld.

                  (b) Such early access is subject to scheduling by Landlord.

                  (c) Tenant's agents, contractors, workers, mechanics, suppliers, and invitees must work in harmony and not interfere with Landlord and Landlord's agents in doing work in the New Space and any additional work in the New Space, Landlord's work in other premises and in common areas of the Building or the general operation of the Building. If at any time such entry shall cause or threaten to cause disharmony or interference, including labor disharmony, Landlord may withdraw its license upon twenty-four (24) hours prior written notice to Tenant.

                  (d) In the event that Landlord's work in the New Space and Tenant's work in the New Space (pursuant to the license granted herein) progresses simultaneously, Landlord shall not be liable for any injury to person or damage to property of Tenant, or of Tenant's employees, licensees or invitees, from any cause whatsoever occurring upon or about the New Space, and Tenant shall indemnify and save Landlord harmless from any and all liability and claims arising out of or connected with any such injury or damage.

                  (e) Tenant agrees that it is liable to Landlord for any damage to the New Space or any portion of the Work caused by Tenant or any of Tenant's employees, agents, contractors, workers or suppliers.

         8. All work and materials furnished are Landlord's property and will be considered part of the Building, subject to Tenant's rights to use the same under the Lease.

         9. By taking possession of the New Space, Tenant shall conclusively evidence that (subject only to matters noted in any punchlist which Tenant may concurrently deliver to Landlord) the New Space is fully completed and is suitable for Tenant's purposes; that the Building and every part of it, including the New Space, is in good and satisfactory condition; and that Tenant waives any defects therein; provided that possession of the New Space shall not be deemed to be acceptance of any latent defects if Tenant provides Landlord with notice of same within sixty (60) days after the New Space Commencement Date. Landlord shall assign to Tenant all warranties which Landlord has received covering the quality of the construction of the leasehold improvements and the material and equipment installed in the New Space.

         10. This Agreement is binding upon and inures to the benefit of Landlord and Tenant, and their respective heirs, personal representatives, successors and assigns.

         Executed as of April 1, 1989.

                                        HOMART DEVELOPMENT CO.

                                        By: /s/ Thomas A. White
                                            -----------------------------------
                                        Name:  Thomas A. White
                                        Title:  Senior Vice President
                                                                  LANDLORD

                                        UNITED SAVINGS ASSOCIATION OF TEXAS FSB

                                        By: /s/ Larry Connell
                                            -----------------------------------
                                        Name:  Larry Connell
                                        Title:  President
                                                                  TENANT

                                    EXHIBIT D

                              RULES AND REGULATIONS

1. The sidewalks, entrances, halls, corridors, elevators and stairways of the Building shall not be obstructed or used as a waiting or lounging place by Tenants, and their agents, servants, employees, invitees, licensees and visitors. All entrance doors leading from any leased premises to the hallways are to be kept closed at all times. Tenant shall not place nor permit any obstructions, garbage, refuse, merchandise or displays in the outside areas immediately adjoining leased premises.

2. Landlord reserves the right to refuse admittance to the Building between the hours of 6:00 P.M. and 7:00 A.M. Monday through Saturday, and from 1:00 P.M. Saturday to 7:00 A.M. Monday, to any person not producing a valid security card issued by Building security. Upon Tenant's written request, Landlord will issue a security card to each person identified in such request. In case of invasion, riot, public excitement or other commotion, Landlord reserves the right to prevent access to the Building during the continuance of same. Landlord shall in no case be liable for damages for the admission or exclusion of any person to or from the Building. Landlord has the right to evacuate the Building in the event of an emergency or catastrophe.

3. Two door keys for doors to leased premises shall be furnished at the commencement of a lease by Landlord. All duplicate keys shall be purchased only from the Landlord. Tenant shall not alter any lock, or install new or additional locks or bolts, on any door without the prior written approval of Landlord, which approval shall not be unreasonably withheld. In the event such alteration or installation is approved by Landlord, the Tenant making such alteration or installation shall supply Landlord with a key for any such lock or bolt. Each Tenant, upon the expiration or termination of its tenancy, shall deliver to the Landlord all keys in Tenant's possession for all locks, bolts, cabinets, safes or vaults, or the means of opening any lockable device.

4. In order that the Building may be kept in a state of cleanliness, each Tenant shall, during the term of each respective lease, permit Landlord's employees (or Landlord's agent's employees) to take care of and clean the demised premises and Tenants shall not employ any person(s) other than Landlord's employees (or Landlord's agent's employees) for such purpose. No tenant shall cause any unnecessary labor by reason of such Tenant's carelessness or indifference in the preservation of good order and cleanliness of the demised premises. Tenants shall see that (1) the doors are securely locked, and (2) all water faucets and other utilities are shut off (so as to prevent waste or damage), each day before leaving the demised premises. In the event Tenant must dispose of creates, boxes, etc. which shall not fit into office waste paper baskets, Tenant shall notify Landlord and it shall be the responsibility of Landlord to dispose of same. In no event shall Tenant set such items in the public hallways or other areas of the Building, excepting Tenant's own leased premises, for disposal.

5. All deliveries (excluding letters and small packages), including intracompany deliveries, must be made via service entrance and service elevators. Landlord reserves the right to prescribe the date, time, routing method and conditions that any large items of personal property, equipment, trade fixtures, merchandise and other similar items shall be delivered to or removed from the Building. No iron safe or other heavy or bulky object shall be delivered to or removed from the Building, except by experienced safe men, movers or riggers approved in writing by Landlord. All damage done to the Building by the delivery or removal of such items, or by reason of their presence in the Building, shall be paid to Landlord upon demand by the Tenant by, through or under whom such damage was done. The Tenant is to assume all risks as to the damage to articles moved and injury to persons or public engaged or not engaged in such movement, including equipment, property and personnel of Landlord if damaged or injured as a result of acts in connection with carrying out this service for Tenant from the time of entering the property to completion of work; and Landlord shall not be liable for acts of any person engaged in, or any damage or loss to any of said property or persons resulting from, any act in connection with such service performed for Tenant. There shall not be used in any space, or in the public halls of the Building, either by Tenant or by jobbers or others, in the delivery or receipt of merchandise, any handtrucks, except those equipped with rubber tires. Landlord retains the right to prescribe the weight and position of safes or other heavy equipment.

6. To ensure orderly operation of the Building, no ice, water, foodstuffs, towels, newspapers, etc. shall be delivered to any leased area except by persons appointed or approved by Landlord in writing, which approval shall not be unreasonably withheld.

7. The toilet-rooms, toilets, urinals, wash bowls and water apparatus shall not be used for any purpose other than for those for which they were constructed or installed, and no sweepings, rubbish, chemicals, or other unsuitable substances shall be thrown or placed therein. The expense of any breakage, stoppage or damage resulting from violation(s) of this rule shall be borne by the Tenant by whom, or by whose agents, servants, employees, invitees, licensees or visitors, such breakage, stoppage or damage shall have been caused.

8. No sign, light, name placard, poster, advertisement or notice visible from the exterior of any demised premises, shall be placed, inscribed, painted or affixed by any Tenant on any part of the Building without the prior written approval of Landlord. All signs or lettering on doors, or otherwise, approved by Landlord shall be inscribed, painted or affixed at the sole cost and expense of the Tenant, by a person approved by Landlord. A directory containing the names of all Tenants of the Building shall be provided by Landlord at an appropriate place on the ninth floor of the Building.

9. No signaling, telegraphic or telephonic instruments or devices, or other wires, instruments or devices, shall be installed in connection with any demised premises without the prior written approval of Landlord, which approval shall not be unreasonably withheld unless same may affect the structural components of the Building or the mechanical, electrical or plumbing systems of the Building. Such installations, and the boring or cutting for wires, shall be made at the sole cost and expense of the Tenant and under the control and direction of Landlord. Landlord retains in all cases the right to require (1) the installation and use of such electrical protecting devices that prevents the transmissions of excessive current of electricity into or through the Building,
(2) the changing of wires and of their installation and arrangement underground or otherwise as Landlord may direct, and (3) compliance on the part of all using or seeking access to such wires with such rules as Landlord may establish relating thereto. All such wires used by Tenants must be clearly tagged at the distribution boards and junction box and elsewhere in the Building, with (1) the number of the demised premises to which said wires lead, (2) the purpose for which said wires are used, and (3) the name of the company operating same.

10. Tenants, their agents, servants, employees, invitees, licensees, or visitors shall not:

         (a) enter into or upon the roof of the Building or any storage, electrical or telephone closet, or heating, ventilation, air-conditioning, mechanical or elevator machinery housing areas.

         (b)      use any additional method of heating or air-conditioning.

         (c) sweep or throw any dirt or other substance into the stairways, elevator shafts, corridors to or from the Building.

         (d) bring in or keep in or about the leased premises any vehicles, bicycles, motorcycles or animals of any kind.

         (e) install any radio or television antennas or any other device or item on the roof, exterior walls, windows or window sills of the Building.

         (f) deposit any trash, refuse, cigarettes, or other substance of any kind within or out of the Building, except in the refuse containers provided therefor.

         (g) be permitted to operate any device that may produce an odor, cause music, vibrations or air waves to be heard or felt outside the Tenant's leased premises, or which may emit electrical waves that shall impair radio, television or any other form of communication system.

11. If Tenant desires signal, communication, alarm or other utility or service connection installed or changed, the same shall be made at the expense of Tenant, with approval and under direction of Landlord.

12. No canvassing, soliciting, distribution of hand bills or other written material shall be permitted in the Building.

13. Tenant shall give Landlord prompt notice of all accidents to or defects in air-conditioning equipment, plumbing, electrical facilities or any part of appurtenances of the Tenant's leased premises.

14. If the leased premises of any Tenant becomes infested with vermin and such infestation is caused by Tenant's use of its premises, such Tenant, at its sole cost and expense shall cause its leased premises to be treated by a professional exterminator from time to time to the satisfaction of the Landlord.

15. Tenant shall not use the name of the Building (except in Tenant's address) or use pictures or illustrations of the Building in advertising, notices, correspondence, or other publicity, without the prior written consent of Landlord. Tenant shall not represent itself as being associated with Landlord.

16. Tenant shall not waste electricity or water and agrees to cooperate fully with Landlord to assure the most effective operation of the Building's heating and air-conditioning system, and shall not adjust any controls.

17. Tenant assumes full responsibility for protecting its space from theft, robbery, and pilferage, which includes keeping doors locked and other means of entry to the space closed and secure.

18. Tenant shall not install and operate machinery or any mechanical devices of a nature not directly related to Tenant's ordinary use of the Tenant's leased premises without the written permission of the Landlord.

19. No person or contractor not employed by Landlord shall be used to perform window washing, cleaning, decorating, repair or other work in the leased premises without the express written consent of Landlord. Except for placement of customary office decorations, no hooks, nails, or screws shall be driven into or inserted in any part of the Building except by Building maintenance personnel.

20. Tenant shall comply with parking rules and regulations as may be posted and distributed from time to time.

21. Tenant shall use its best efforts to prohibit picketing or other union activities involving its employees in the Building except in those locations and subject to time and other limitations as to which Landlord may give prior written consent.